Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.parcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces $40 Million Financing Transaction with CareView Communications

INCLINE VILLAGE, NV, June 29, 2015 –PDL BioPharma, Inc. (NASDAQ: PDLI) today announced that it has entered into a credit agreement with CareView Communications, Inc. (OTCQB: CRVW) whereby PDL will provide CareView with up to $40 million of secured debt financing. CareView is an information technology provider to the healthcare industry focused on patient care monitoring.

Under the credit agreement, PDL will provide CareView with up to $40 million of debt financing in two tranches of $20 million, based upon the achievement of specified milestones. Each tranche has a five year maturity. PDL will receive interest on the principal amount outstanding and has a security interest in substantially all of CareView’s assets. As part of the transaction, PDL received a warrant to purchase approximately 4.4 million shares of common stock of CareView at an exercise price of $0.45 per share.

“CareView’s subscription business model with hospitals is a cost-effective approach to reducing accidental falls, and the fact that many of the top hospitals in the U.S. have become customers of CareView speaks volumes. We look forward to CareView’s continued growth,” stated John McLaughlin, president and chief executive officer of PDL BioPharma. “This transaction with CareView represents the thirteenth transaction we have completed since embarking on our mission to acquire income generating assets, and we have now committed more than $800 million to date.”

“We are pleased to collaborate with PDL and look forward to sharing the success related to the growth we are experiencing,” stated Steve Johnson, chief executive officer of CareView. “We have installed or are installing CareView Systems in eight of the top 10 largest for-profit hospital companies in the U.S. and are making similar progress in the non-profit hospital arena.”

About CareView Communications, Inc.

CareView's mission is to be the leading provider of products and on-demand application services for the healthcare industry by specializing in bedside video monitoring, archiving and patient care documentation systems and patient entertainment services. Through the use of telecommunications technology and the Internet, our products and on-demand services will greatly increase the access to quality medical care and education for both consumers and healthcare professionals. We offer the next generation of patient care through our unique data and patient monitoring system that connects patients, families and healthcare professionals (the "CareView System®"). Our proprietary, high-speed data network system may be deployed throughout a healthcare facility to provide the facility with recurring revenue and infrastructure for future applications. Real-time bedside and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and patient education enhance the patient's quality of stay. Through continued investment in patient care technology, we are helping hospitals and assisted living facilities build a safe, high quality healthcare delivery system that best serves the patient, while striving for the highest level of patient satisfaction and comfort. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally. More information about the Company and its products and services is available on the Company's website at www.care-view.com.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding forecasted revenues in respect of product development, product potential or financial or operational performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of each of PDL and CareView and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by PDL and CareView with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither PDL nor CareView assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.